UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

SCHEDULE 14A INFORMATION

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Arizona Land Income Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

FOR IMMEDIATE RELEASE

For additional information, contact:

Thomas R. Hislop

Chairman and Chief Executive Officer

Arizona Land Income Corporation

602-952-6824

ARIZONA LAND INCOME CORPORATION KNOWS NO REASON FOR THE RECENT INCREASE IN ITS STOCK PRICE

PHOENIX, December 8, 2006—Arizona Land Income Corporation (AMEX: AZL) has noticed the recent run-up in the market price of its common stock and has no explanation for such increase. Thomas R. Hislop, Chief Executive Officer and Chairman, notes that AZL is in the midst of a transaction with an affiliate of The Shidler Group whereby a newly created subsidiary of AZL would acquire interests in certain office properties in Honolulu, Phoenix and San Diego and AZL would change its name to “Pacific Office Properties Trust, Inc.” all on the terms and subject to the conditions in the Master Formation and Contribution Agreement dated October 3, 2006, as amended, between the parties. Mr. Hislop also noted that AZL recently declared a $1.00 per share nonrecurring dividend in lieu of regular quarterly dividends for the fourth quarter of 2006 and first quarter of 2007 and in anticipation of a change in the dividend policy of AZL following the consummation of the transaction contemplated with the affiliate of The Shidler Group. AZL anticipates that the new dividend policy may result in a smaller quarterly dividend in the near future. Material details of this transaction are disclosed in the company’s recent Current Reports on Form 8-k filed with the SEC.

About Arizona Land Income Corporation

Arizona Land Income Corporation is a real estate investment trust headquartered in Phoenix, Arizona. It is externally advised by ALI Advisors, Inc. and currently has a portfolio of real estate and other assets aggregating approximately $6 million.

About The Shidler Group

The Shidler Group is a private long-term investor in commercial real estate. Over the past 30 years, through its private and public affiliates, it has acquired, owned and managed more than 2,000 properties containing over 150 million square feet of leaseable area. Currently, The Shidler Group, through its affiliates, owns and manages commercial properties in Honolulu, Los Angeles, San Diego and Phoenix, and maintains offices in Honolulu, San Diego, Phoenix and New York. The Shidler Group has founded three publicly traded real estate investment trusts – Corporate Office Properties Trust (NYSE: OFC), First Industrial Realty Trust (NYSE: FR), and Tri Net Corporate Realty Trust (formerly, NYSE: TRI, now part of iStar Financial (NYSE: SFI)). The Shidler Group also founded Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda-based holding company whose primary subsidiary, Primus Financial Products, is a $15 billion, AAA/Aaa rated provider of credit default protection.

Additional Information and Where to Find It

This press release does not constitute a solicitation for votes for the transaction. In connection with the proposed transaction, AZL expects to file a proxy statement regarding the proposed transaction with the Securities and Exchange Commission. Shareholders are urged to read the proxy statement, because it will contain important information about AZL and the proposed transaction. At the appropriate time, shareholders will be able to obtain a free copy of the definitive proxy statement and other documents filed by AZL with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents will also be available, free of charge, from AZL by directing such request to Ms. Deanna Barela at (602) 952-6821 or dbarela@phsg.com. Shareholders are urged to read the proxy statement and other relevant material when they become available before making any voting decisions with respect to the transaction.

AZL and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of AZL in connection with the transaction. Information about AZL and its directors and executive officers, and their ownership of AZL common stock, is set forth in the proxy statement for AZL’s Annual Meeting of Shareholders, which was filed with the SEC on November 14, 2005. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.